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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                               RENT-A-CENTER, INC.
                                 (THE "COMPANY")

      Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, the undersigned Company files the following Certificate of Amendment to its Certificate of Incorporation, which amends the fourth article thereof so as to increase the number of shares of the Company's common stock, par value $0.01 per share, authorized for issuance from 125,000,000 to 250,000,000 shares.

                                   ARTICLE I

      The name of the Company is Rent-A-Center, Inc.

                                   ARTICLE II

      At a meeting of the Board of Directors (the "BOARD") of the Company held on March 17, 2004, the Board adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of the Company, declaring said amendment to be advisable, and directing that such amendment be considered by the stockholders of the Company entitled to vote thereon. The resolution setting forth the proposed amendment is as follows:

      RESOLVED, that, subject to the approval of the stockholders of the Company, the Board hereby authorizes and approves the following amendment to the Certificate of Incorporation to increase the number of shares of Common Stock authorized to be issued from 125,000,000 shares to 250,000,000 shares (the "AMENDMENT"):

      The first paragraph of Article Fourth of the Company's Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

            "FOURTH: The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 250,000,000 shares of common stock, having a par value of $0.01 per share (the "COMMON STOCK"), and 5,000,000 shares of preferred stock, having a par value of $0.01 per share (the "PREFERRED STOCK")."

      The remaining provisions of Article Fourth of the Company's Certificate of Incorporation shall remain the same and in full force and effect.

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                                  ARTICLE III

      Thereafter, pursuant to resolution of the Board, the annual meeting of stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the Delaware General Corporation Law, at which meeting the necessary number of shares as required by statute were voted in favor of said amendment. Specifically, at the time of adoption, the holders of 80,266,569 shares of capital stock of the Company were entitled to vote on said amendment, of which 69,435,023 shares voted for said amendment, 4,611,255 voted against said amendment and 60,862 shares abstained from voting.

                                   ARTICLE IV

      Said amendment was duly adopted in accordance with the provisions of
Section 242 of the Delaware General Corporation Law.

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      IN WITNESS WHEREOF, I have hereunto set my hand this the 19th day of May,
2004.

                                            RENT-A-CENTER, INC.

                                            /s/ MITCHELL E. FADEL
                                            ----------------------------------
                                            Mitchell E. Fadel, President and
                                            Chief Operating Officer

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